Exhibit 10.7

EXCLUSIVE OPTION AGREEMENT

This Exclusive Option Agreement (“Agreement”), effective as of April 24, 2006 (the “Effective Date”), between Geovic Ltd. (“Geovic”), a Wyoming corporation having its principal place of business at 743 Horizon Court, Suite 300A, Grand Junction, Colorado 81506.

And

William A. Buckovic (“WAB”), a U.S. citizen residing at 2153 Castlewood Court, Grand Junction, Colorado 81503.

WHEREAS, Geovic and WAB (collectively, hereinafter the Parties”) are both shareholders in Geovic’s majority-owned subsidiary Geovic Cameroon PLC (“GC”), a company duly organized and existing under the laws of the Republic of Cameroon; and

WHEREAS, Geovic desires from WAB, and WAB is willing to grant to Geovic, an exclusive and irrevocable option (“Option”) to swap 5 shares of WAB’s stock in GC for shares in Geovic.

WHEREAS, Geovic may conclude a business transaction with a firm designated NewCo in which Geovic shall receive 2 NewCo shares for each Geovic share.

NOW, THEREFORE, in consideration for the mutual covenants and agreements set forth hereinafter, and for other recognized and valuable consideration, the Parties agree as follows:

ARTICLE 1.0
EXCLUSIVE OPTION GRANT

     Article 1.1   The Option.   In consideration of this Agreement, WAB:

     (a)    grants to Geovic an exclusive and irrevocable option in which Geovic may elect to exchange with WAB 69,500 Geovic shares (subsequently equivalent to 139,000 NewCo shares) valued at US $149,500 for 5 GC shares valued at $149,500 commencing on the Effective Date of this Agreement and ending on December 31, 2020 at 11:59 p.m. Mountain Standard Time.

     (b)    represents and warrants that the 5 shares represent 0.5% of the shares outstanding in GC, and that, subject to Article 2.3, there are no liens, claims or encumbrances on said shares.

     (c)    agrees not to solicit or encourage the submission of any proposal or offer from any person relating to the acquisition of any GC stock held by WAB (including by merger, consolidation or share exchange) or participate in any discussions or negotiations regarding, or furnish any information with respect to, any of the foregoing during the term of this Agreement without Geovic’s prior written consent.

     Article 1.2    Exercise of Option.   Geovic shall have the right to exercise the option by giving written notice to WAB at any time during the term herein; provided, that WAB is able to sell sufficient unrestricted Geovic shares to pay the taxes imposed in connection with his disposition of GC stock. WAB shall have the right at anytime to demand Geovic to exercise the option contemplated herein within 30 days, provided Geovic or WAB do not lose their membership on the Board of Directors of GC upon the transfer of WAB’s GC stock to Geovic, or this Agreement will terminate 30 days after WAB delivers in writing notification of his request to Geovic to exercise the option. Notwithstanding the foregoing, Geovic and WAB agree that the option will be exercised no later than the commencement date of commercial production at GC’s cobalt-nickel mining project.

ARTICLE 2.0
CONDITIONS

     Article 2.1    Conditions.   WAB shall use good faith efforts to soon cause the following conditions to be satisfied and sustained:

     (a)    WAB must own, retain and be capable of delivering to Geovic, free of all liens and other encumbrances, 5 shares of WAB’s stock in GC; and

     (b)    Any and all claims resulting from any litigation relating to WAB’s GC share ownership, other than in respect of any implied indebtedness, shall have been or will be settled by WAB to the satisfaction of Geovic.

     Article 2.2    Geovic’s Discretion.   Notwithstanding the provisions of Article 2.1 and subject to Article 1.2, Geovic reserves the right to exercise the option herein granted even if all conditions set forth in Article 2.1 have not been met and WAB agrees and acknowledges that he is responsible for discharging all liens and other encumbrances on such GC stock and for all liabilities relating to WAB’s GC share ownership.

     Article 2.3    Rights & Obligations.   WAB shall retain the voting rights of the shares until such time as Geovic exercises its purchase option. Geovic shall assume all implied indebtedness regarding WAB’s 0.5% interest from incorporation of GC until the date that WAB’s GC stock is transferred to Geovic. The 0.5% interest and 5 shares shall not be subject to dilution, but shall be subject to all other provisions that may be included in a possible Shareholders Agreement between the GC shareholders. During the term hereof, Geovic shall be responsible for contributing funds on behalf of WAB’s 5 shares.

ARTICLE 3.0
CONFIDENTIALITY

     Article 3.1    Confidentiality. Except as otherwise expressly provided in this Agreement, each party shall retain in confidence any and all business and/or scientific information belonging to the other party (“Confidential Information”). Each party shall exercise the same level of care that it uses to prevent the unauthorized use or disclosure of its own confidential information of similar importance. Such obligations of confidentiality and nonuse shall be waived for Confidential Information which (i) is known to the public prior to disclosure hereunder; (ii) becomes known to the public through no fault of the receiving party; (iii) was known to the receiving party prior to disclosure hereunder;(iv) is disclosed to the receiving party by a third party who is not under an obligation of confidentiality to the disclosing party; or (v) the receiving party has been given the express written consent from the disclosing party to make such disclosures. The obligations of confidentiality created hereunder shall expire two years following the exercise by Geovic of its Option to exchange shares.

ARTICLE 4.0
INDEMNIFICATION

     Article 4.1    Indemnification of Geovic.   Notwithstanding any negligent acts committed by Geovic, its employees or agents, and following the execution of this Agreement, WAB shall indemnify Geovic for all liabilities of WAB not disclosed on the financial statement of GC provided to Geovic at the closing of this Agreement.

ARTICLE 5.0
WARRANTIES

     Article 5.1    Warranties.   Each party warrants to the other party that it has full power and authority to execute, deliver, and perform this Agreement. WAB further warrants that he owns all right, title, and interest in and to his shares in GC.

ARTICLE 6.0
DISPUTE RESOLUTION

     Article 6.1    Arbitration Panel.   All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.

ARTICLE 7.0
CORRESPONDENCE AND NOTICE

     Article 7.1    Correspondence and Notice.   Until advised in writing to the contrary by the parties herein, all documentation, reports, notices, of any other communications hereunder shall be effective upon receipt when mailed by Federal Express or other reliable courier service and addressed to:

GEOVIC
David C. Beling
Executive Vice President and COO
743 Horizon Court, Suite 300A
Grand Junction, CO
United States of America 81506
William A. Buckovic
2153 Castlewood Court
Grand Junction, CO
United States of America 81503

ARTICLE 8.0
MISCELLANEOUS

     Article 8.1    Governing Law.   This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado.

     Article 8.2    Assignment.   The Parties shall not have the right to assign this Agreement without prior written consent of the other party, except WAB acknowledges and agrees that Geovic may assign this Agreement to any entity into which Geovic may be merged or consolidated or with which Geovic may participate in a share exchange.

     Article 8.3    Entire Agreement.   This Agreement constitutes the entire agreement between the Parties with respect to subject matter hereof and may not be amended, supplemented, or otherwise modified except by an instrument in writing executed by authorized representatives of both Parties.

     Article 8.4    Titles.    The recitals and titles of the Articles of this Agreement are for general information and reference only, and this Agreement shall not be construed by reference to such titles.

     Article 8.5    No Other Rights.   Except as expressly provided herein, nothing contained herein shall be construed as conferring any license or other rights, by implication, estoppel, or otherwise, to either party.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the year and date set forth on the first page of this Agreement.

GEOVIC LTD. By: /s/ David C. Beling Name: David C. Beling Title: Executive Vice President & COO

/s/ John Sherborne	/s/ William A. Buckovic
(Witness)	William A. Buckovic
Name:	John Sherborne
Address: